                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 15, 2000, relating to the financial statements and financial highlights which appears in the December 31, 1999 Annual Report to Shareholders of Heitman Real Estate Portfolio, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Accountants" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
April 26, 2000